                                                                    Exhibit 99.2



                    BHC COMMUNICATIONS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS:

         Report of Independent Accountants

         Consolidated Balance Sheets - December 31, 2000 and 1999

         Consolidated Statements of Income - For the Years Ended December 31, 2000, 1999 and 1998

         Consolidated Statements of Cash Flows - For the Years Ended December 31, 2000, 1999 and 1998

         Consolidated Statements of Shareholders' Investment - For the Years Ended December 31, 2000, 1999 and 1998

         Notes to Consolidated Financial Statements

QUARTERLY FINANCIAL INFORMATION

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                    BHC COMMUNICATIONS, INC. AND SUBSIDIARIES

PricewaterhouseCoopers LLP
200 East Las Olas Blvd.
Fort Lauderdale FL 33301

To the Board of Directors and
Shareholders of BHC Communications, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' investment and cash flows present fairly, in all material respects, the financial position of BHC Communications, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 8, 2001, except as to Note 6 which is as of March 14, 2001

                           CONSOLIDATED BALANCE SHEETS
                    BHC COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                       December 31,
                                               ----------------------------
(In Thousands of Dollars)                         2000             1999
---------------------------------------------------------------------------
Assets

Current Assets:
    Cash and cash equivalents                  $   235,796      $   117,184
    Marketable securities (substantially all
      U.S. Government securities)                1,136,103        1,219,144
    Income tax refund receivable                   129,649                -
    Accounts receivable, less allowance
      for doubtful accounts of $4,120
      and $4,466                                   102,056           99,264
    Film contract rights                           121,135          111,819
    Prepaid expenses and other current assets       46,978           49,429
---------------------------------------------------------------------------
      Total current assets                       1,771,717        1,596,840
---------------------------------------------------------------------------
Investments                                         87,162          101,371
---------------------------------------------------------------------------
Film Contract Rights,
    including deposits, less estimated
    portion to be used within one year              43,978           39,550
---------------------------------------------------------------------------
Property and Equipment, at cost:
    Land, buildings and improvements                50,860           48,247
    Equipment                                      122,973          126,862
---------------------------------------------------------------------------
                                                   173,833          175,109
    Less - Accumulated depreciation                112,014          113,231
---------------------------------------------------------------------------
                                                    61,819           61,878
---------------------------------------------------------------------------
Intangible Assets                                  404,802          417,420
---------------------------------------------------------------------------
Other Assets                                        21,483            7,389
---------------------------------------------------------------------------
                                               $ 2,390,961      $ 2,224,448
===========================================================================

                                                      December 31,
                                               ----------------------------
                                                  2000             1999
---------------------------------------------------------------------------
Liabilities and Shareholders' Investment

Current Liabilities:
    Film contracts payable within one year     $   107,913      $   102,737
    Accounts payable and accrued expenses          101,234          108,435
    Payable and deferred income taxes               32,006           38,696
---------------------------------------------------------------------------
    Total current liabilities                      241,153          249,868
---------------------------------------------------------------------------

Film Contracts Payable after One Year              101,471           84,372
---------------------------------------------------------------------------

Other Long-Term Liabilities                          5,091           15,176
---------------------------------------------------------------------------

Minority Interest                                  180,930          160,550
---------------------------------------------------------------------------

Commitments and Contingencies (Note 7)

Shareholders' Investment:
    Class A common stock-par value $.01 per
      share; authorized 200,000,000 shares;
      outstanding 4,511,605 shares                      45               45
    Class B common stock-par value $.01 per
      share; authorized 200,000,000 shares;
      outstanding 18,000,000 shares                    180              180
    Retained earnings                            1,858,733        1,705,841
    Accumulated other comprehensive income           3,358            8,416
---------------------------------------------------------------------------
                                                 1,862,316        1,714,482
---------------------------------------------------------------------------
                                               $ 2,390,961      $ 2,224,448
===========================================================================

   The accompanying notes to consolidated financial statements are an integral part of these statements.

                        CONSOLIDATED STATEMENTS OF INCOME
                    BHC COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                  Year ended December 31,
                                           ------------------------------------
(In Thousands Except per Share Data)          2000         1999          1998
-------------------------------------------------------------------------------
Operating Revenues                         $ 505,504   $  469,347    $  445,850

Operating Expenses:
  Television expenses                        239,763      219,936       210,947
  Selling, general and administrative        146,965      147,255       138,174
-------------------------------------------------------------------------------
                                             386,728      367,191       349,121
-------------------------------------------------------------------------------
      Operating income                       118,776      102,156        96,729
-------------------------------------------------------------------------------

Other Income (Expense):
    Interest and other income                132,310      105,805        79,366
    Equity loss and other related to
     United Paramount Network                (35,696)     (97,344)      (88,597)
-------------------------------------------------------------------------------
                                              96,614        8,461        (9,231)
-------------------------------------------------------------------------------
      Income before (benefit) provision
        for income taxes and minority
        interest                             215,390      110,617        87,498

(Benefit) Provision for Income Taxes          (2,700)      41,900        31,500
-------------------------------------------------------------------------------

      Income before minority interest        218,090       68,717        55,998

Minority Interest                             21,495       18,184        16,425
-------------------------------------------------------------------------------

      Net income                           $ 196,595   $   50,533    $   39,573
===============================================================================

Weighted Average Common Shares
  Outstanding                                 22,512       22,512        22,614
===============================================================================

Earnings per share -
    Basic                                  $    8.73   $     2.24    $     1.75
    Diluted                                $    8.73   $     2.24    $     1.75
===============================================================================

     The accompanying notes to consolidated financial statements are an integral part of these statements.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
                    BHC COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                        Treasury
                                  Outstanding Shares     Shares                        Dollar Amount (In Thousands)
                                  ------------------    -------- -------------------------------------------------------------------
                                                                                                         Accumulated
                                                                                                            Other
                                  Class A    Class B     Class A  Class A  Class B  Retained  Treasury  Comprehensive  Comprehensive
                                  Common     Common      Common   Common   Common   Earnings  Stock         Income         Income
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997     5,026,108  18,000,000  (132,504)   $50     $180   $1,723,402 $ (6,627)    $ 7,949
Comprehensive income:
 Net income                              -           -         -      -        -       39,573        -           -        $ 39,573
 Other comprehensive income:                                                                                              ========
   Unrealized net gain on
    securities (net of tax of
    $9,028)                              -           -         -      -        -            -        -           -          15,296
                                                                                                                          --------
   Reclassification adjustment
    (net of tax of $1,887)               -           -         -      -        -            -        -           -          (3,119)
                                                                                                                          --------
   Other comprehensive income,
    net of tax                           -           -         -      -        -            -        -      12,177          12,177
                                                                                                                          --------
Total comprehensive income               -           -         -      -        -            -        -           -        $ 51,750
                                                                                                                          ========
Dividend on common stock - $1.00
 per share                               -           -         -      -        -      (22,831)       -           -
Acquisition of treasury stock            -           -  (514,503)     -        -            -  (62,984)          -
Retirement of treasury stock      (514,503)          -   514,503     (5)       -      (62,979)  62,984           -
Capital transactions of
 subsidiary                              -           -   132,504      -        -       (1,189)   6,627           -
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998     4,511,605  18,000,000         -     45      180    1,675,976        -      20,126
Comprehensive income:
 Net income                              -           -         -      -        -       50,533        -           -        $ 50,533
                                                                                                                          --------
 Other comprehensive income:
   Unrealized net gain on
    securities (net of tax of
    $5,444)                              -           -         -      -        -            -        -           -           9,588
   Reclassification adjustment
    (net of tax of $11,624)              -           -         -      -        -            -        -           -         (21,298)
                                                                                                                          --------
   Other comprehensive loss,
    net of tax                           -           -         -      -        -            -        -     (11,710)        (11,710)
                                                                                                                          --------
Total comprehensive income               -           -         -      -        -            -        -           -        $ 38,823
                                                                                                                          ========
Dividend on common stock - $1.00
 per share                               -           -         -      -        -      (22,511)       -           -
Capital transactions of
 subsidiary                              -           -         -      -        -        1,843        -           -
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999     4,511,605  18,000,000         -     45      180    1,705,841        -       8,416
Comprehensive income:
 Net income                              -           -         -      -        -      196,595        -           -        $196,595
                                                                                                                          --------
 Other comprehensive income:
   Unrealized net gain on
    securities (net of tax of
    $1,770)                              -           -         -      -        -            -        -           -           3,055
   Reclassification adjustment
    (net of tax of $5,681)               -           -         -      -        -            -        -           -          (8,113)
                                                                                                                          --------
   Other comprehensive loss,
    net of tax                           -           -         -      -        -            -        -      (5,058)         (5,058)
                                                                                                                          --------
Total comprehensive income               -           -         -      -        -            -        -           -        $191,537
                                                                                                                          ========
Dividend on common stock - $2.00
 per share                               -           -         -      -        -      (45,023)       -           -
Capital transactions of
  subsidiary                             -           -         -      -        -        1,320        -           -
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000     4,511,605  18,000,000         -    $45     $180   $1,858,733 $      -     $ 3,358
==================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    BHC COMMUNICATIONS, INC. AND SUBSIDIARIES


                                                    Year ended December 31,
                                               --------------------------------
(In Thousands of Dollars)                         2000       1999       1998
-------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                  $ 196,595  $  50,533  $  39,573
   Adjustments to reconcile net income to net
    cash provided from operating activities:
      Film contract amortization                 107,851     99,735     88,507
      Film contract payments                    (104,613)  (100,834)  (100,824)
      Programming write down                      10,000          -          -
      Depreciation and other amortization         24,223     22,393     21,278
      Equity loss and other related to United
       Paramount Network                          35,696     97,344     88,597
      Net gain on disposition of marketable
       securities                                (17,690)   (33,123)    (5,316)
      Minority interest                           21,495     18,184     16,425
      Other                                        5,884     (4,891)     1,207
      Changes in assets and liabilities:
      Accounts receivable                         (2,792)   (12,715)       946
      Interest receivable on tax refund          (44,019)         -          -
      Other assets                                (3,015)    (2,651)     6,559
      Accounts payable and other liabilities     (10,962)    14,609      5,953
      Income taxes                              (103,518)     5,739      7,503
------------------------------------------------------------------------------
        Net cash provided from operating
         activities                              115,135    154,323    170,408
------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Disposition of marketable securities          539,901    463,317    414,133
   Purchase of marketable securities            (448,861)  (472,472)  (389,720)
   Station acquisitions (includes $58,903 and
     $77,646 of intangible assets)                     -    (61,269)   (80,214)
   Investment in United Paramount Network        (25,875)  (106,550)   (88,100)
   Other investments                              (6,176)   (21,247)   (22,107)
   Capital expenditures                          (11,538)   (19,633)   (11,298)
   Other                                              (3)       (15)       (23)
------------------------------------------------------------------------------
        Net cash provided from (used in)
         investing activities                     47,448   (217,869)  (177,329)
------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Payment of special dividend                   (45,023)   (22,512)   (22,738)
   Purchase of treasury stock                          -          -    (46,305)
   Capital transactions of subsidiary              1,052      2,067     (5,365)
------------------------------------------------------------------------------
     Net cash used in financing activities       (43,971)   (20,445)   (74,408)
------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash
 Equivalents                                     118,612    (83,991)   (81,329)
Cash and Cash Equivalents at Beginning of
 Year                                            117,184    201,175    282,504
------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year       $ 235,796  $ 117,184  $ 201,175
==============================================================================

     The accompanying notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    BHC COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTE 1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(A)   BUSINESS AND BASIS OF PRESENTATION

     BHC Communications, Inc. is a majority owned (80.0% at December 31, 2000 and December 31, 1999) subsidiary of Chris-Craft Industries, Inc. BHC's primary business is television broadcasting, conducted through wholly owned subsidiaries, which operate three television stations, and through majority owned (57.9% at December 31, 2000 and 58.1% at December 31, 1999) United Television, Inc. (UTV), which operates seven television stations.

     BHC accounted for its interest in the partnership that operated the United Paramount Network (UPN), a broadcast television network which premiered in January 1995, under the equity method. BHC recorded 100% of UPN's start-up losses from the network's 1994 inception through January 15, 1997, when Viacom Inc. completed its acquisition of a 50% interest in the partnership. Thereafter, BHC recorded 50% of UPN's start-up losses. On March 31, 2000, BHC sold its remaining 50% interest in UPN to Viacom. As a result of the sale, BHC has no further ownership interest in the network or obligation to fund UPN's operations.

     The accompanying consolidated financial statements include the accounts of BHC and its subsidiaries, after elimination of all significant intercompany accounts and transactions. The interest of UTV shareholders other than BHC in the net income and net assets of UTV is set forth as Minority Interest in the Consolidated Statements of Income and Consolidated Balance Sheets, respectively. BHC has elected to present Comprehensive Income in the Consolidated Statements of Shareholders' Investment. Such amounts have been presented net of income taxes and minority interest. Preparation of financial statements in accordance with generally accepted accounting principles requires the use of management estimates and assumptions. Actual results could differ.

(B)   FINANCIAL INSTRUMENTS

     Cash equivalents are securities having maturities at time of purchase not exceeding three months. The fair value of cash equivalents approximates carrying value, reflecting their short maturities.

     All of BHC's marketable securities have been categorized as available for sale and are carried at fair market value. Since marketable securities are available for current operations, all are included in current assets, as follows:

                                          Gross Unrealized
                                          ----------------
(In Thousands)                   Cost      Gains    Losses   Fair Value
------------------------------------------------------------------------
December 31, 2000:
U.S. Government securities   $ 1,091,231  $  1,777  $    33  $ 1,092,975
Other                             39,409     5,275    1,556       43,128
------------------------------------------------------------------------
                             $ 1,130,640  $  7,052  $ 1,589  $ 1,136,103
========================================================================

                                          Gross Unrealized
                                          ----------------
(In Thousands)                   Cost      Gains    Losses   Fair Value
------------------------------------------------------------------------
December 31, 1999:
U.S. Government securities   $ 1,149,089  $    35   $ 2,520  $ 1,146,604
Other                             54,126   21,089     2,675       72,540
------------------------------------------------------------------------
                             $ 1,203,215  $21,124   $ 5,195  $ 1,219,144
========================================================================

     Of the U.S. Government securities held at December 31, 2000, 99% mature within one year and all within 17 months.

     Certain additional information related to BHC's marketable securities as of and for the years ended December 31, 2000, 1999 and 1998 is as follows:

(In Thousands)                       2000         1999        1998
---------------------------------------------------------------------
Sales proceeds                   $  539,901   $  463,317   $  414,133
Realized gains                       19,702       33,153        6,018
Realized losses                       2,012           30          702
Net unrealized gain                   5,463       15,929       33,656
Adjustment for unrealized gain,
  net of deferred income taxes
  and minority interest          $    3,358   $    8,416   $   20,126
=====================================================================

     For purposes of computing realized gains and losses, cost was determined using the specific identification method.

(C)   FILM CONTRACTS

     BHC's television stations own film contract rights which allow generally for limited showings of films and syndicated programs. Film contract rights and related liabilities are recorded when the programming becomes available for telecasting.

     Contracts are amortized over the estimated number of showings, using primarily accelerated methods as films are used, based on management's estimates of the flow of revenue and the ultimate total cost for each contract. In the opinion of management, future revenue derived from airing programming will be sufficient to cover related unamortized rights balances at December 31, 2000. The estimated costs of recorded film contract rights to be charged to income within one year are included in current assets; payments on such contracts due within one year are included in current liabilities. The approximate future maturities of film contracts payable after one year at December 31, 2000 are $51,148,000, $36,644,000, $11,360,000 and $2,319,000 in 2002, 2003, 2004 and
thereafter, respectively. The net present value at December 31, 2000 of such payments, based on a 9.5% discount rate, was approximately $79,900,000. See Note
7. In the 2000 second quarter, BHC recorded an impairment charge of $10 million related to one of its programs.

(D)   DEPRECIATION AND AMORTIZATION

     Depreciation of property and equipment is generally provided on the straight-line method over the estimated useful lives of the assets, ranging from three to 40 years, except that leasehold improvements are amortized over the lives of the respective leases, if shorter.

(E)   INTANGIBLE ASSETS

     Intangible assets reflect the excess of the purchase prices of businesses acquired over net tangible assets at dates of acquisition. Amounts primarily relate to television station WWOR, which was acquired in 1992, and television stations WRBW and WUTB, the assets of which were acquired in 1999 and 1998, respectively, and are being amortized on a straight-line basis over 40-year periods. Accumulated amortization of intangible assets totalled $101,488,000 at December 31, 2000 and $88,861,000 at December 31, 1999.

     BHC reviews its long-lived assets, identifiable intangibles and goodwill and reserves for their impairment based generally upon estimated future undiscounted cash flows whenever events or changes in circumstances indicate the carrying value may not be fully recoverable.

(F)   REVENUE RECOGNITION AND BARTER TRANSACTIONS

     Revenue is recognized upon broadcast of television advertising. The estimated fair value of goods or services received in barter (nonmonetary) transactions, most of which relate to the acquisition of programming, is recognized as revenue when the air time is used by the advertiser. Barter revenue totalled $44,541,000 in 2000, $44,222,000 in 1999 and $47,654,000 in
1998. Barter expense in each year approximated barter revenue.

(G)   EARNINGS PER SHARE

     Basic per share amounts have been computed by dividing net income by the weighted average number of common shares outstanding during each year. Diluted per share amounts have been computed by dividing net income, less the adjustment for dilution of UTV net income ($92,000 in 2000, $94,000 in 1999 and $103,000 in 1998) resulting from the assumed exercise of UTV stock options, by the weighted average number of common shares outstanding each year. BHC has no securities outstanding other than its common shares.

(H)   STOCK-BASED COMPENSATION

     BHC itself has no stock-based employee compensation plan, but UTV has stock option plans under which options to purchase shares of UTV common stock may be granted to UTV and BHC employees and to UTV directors. UTV has chosen to continue to account for stock-based compensation using the intrinsic value method.

     If UTV had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plans using the methodology prescribed by Statement of Financial Accounting Standards (SFAS) 123, BHC net income would have decreased by $519,000, or $.02 per share in 2000 ($.02 per share diluted), $545,000, or $.02 per share ($.02 per share diluted), in 1999 and increased by $290,000, or $.01 per share ($.01 per share diluted) in 1998. Such pro forma amounts are based on fair value estimates using the Black-Scholes option pricing model, and may not be representative of the pro forma effect on net income in future years, since the estimated fair value of stock options is amortized over the vesting period, pro forma compensation expense related to grants made prior to 1995 is not considered and additional options may be granted in future years.

(I) SUPPLEMENTAL CASH FLOW INFORMATION AND DISCLOSURE OF NONCASH INVESTING ACTIVITIES

     Cash paid for income taxes totalled $101,000,000 in 2000, $35,900,000 in 1999 and $31,000,000 in 1998.

NOTE 2
--------------------------------------------------------------------------------
UNITED PARAMOUNT NETWORK AND OTHER INVESTMENTS:


     In July 1994, BHC, along with Viacom Inc.'s Paramount Television Group, formed the United Paramount Network, a broadcast television network which premiered in January 1995. BHC owned 100% of UPN from its inception through January 15, 1997, when Viacom completed the exercise of its option to acquire a 50% interest in UPN, and, accordingly, BHC and Viacom shared equally in UPN's losses and funding requirements. On March 31, 2000, BHC sold its remaining 50% interest in UPN to Viacom. As a result of the sale, BHC has no further ownership interest in the network or obligation to fund UPN's operations.

     UPN had been organized as a partnership, and BHC accounted for its partnership interest under the equity method. At December 31, 1999, the carrying value of such interest totalled $9,821,000, and is included in Investments on the accompanying Consolidated Balance Sheets. Equity loss and other related to UPN in the accompanying Consolidated Statements of Income totalled $35,696,000 for the year ended December 31, 2000 and includes equity loss in UPN of $22,574,000, loss on sale of BHC's interest in UPN of $11,347,000, and related expenses of $1,775,000. Condensed consolidated financial statements of UPN, insofar as reflected in BHC's financial statements, are as follows:

BALANCE SHEET                                              December 31,
(In Thousands)                                                 1999
---------------------------------------------------------------------
Current assets                                              $  85,531
Other assets                                                   30,826
---------------------------------------------------------------------
                                                            $ 116,357
=====================================================================
Current liabilities                                         $  96,715
Partners' capital                                              19,642
---------------------------------------------------------------------
                                                            $ 116,357
=====================================================================

STATEMENTS OF OPERATIONS
                                         Year ended December 31,
(In Thousands)                       2000 *       1999         1998
---------------------------------------------------------------------
Operating revenues               $   36,535   $  134,127   $   96,401
Operating expenses                   81,964      325,845      275,165
---------------------------------------------------------------------
   Operating loss                   (45,429)    (191,718)    (178,764)
Other income (expense), net             281       (2,970)       1,571
---------------------------------------------------------------------
   Net loss                      $  (45,148)  $ (194,688)  $ (177,193)
=====================================================================

     * Reflects UPN's results of operations through March 31, 2000, the date BHC sold its remaining interest.

     The following information as it relates to UPN is provided in accordance with SFAS 131. See Note 9.

                                                 Year ended December 31,
(In Thousands)                                        1999      1998
----------------------------------------------------------------------
Depreciation and amortization                       $   751   $  2,069
Capital expenditures                                $   454   $  1,565

     Also included in Investments on the accompanying Consolidated Balance Sheets are BHC's other investments which it considers long-term. In December 2000, BHC recorded an impairment charge of $10 million related to these investments.

NOTE 3
-----------------------------------------------------------------------------
ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following:

                                                     December 31,
(In Thousands)                                     2000        1999
---------------------------------------------------------------------
Accounts payable                                $   8,499   $   6,485
Accrued expenses -
  Deferred barter revenue                          41,978      39,754
  Payroll and compensation                         22,775      34,931
  Other                                            27,982      27,265
---------------------------------------------------------------------
                                                $ 101,234   $ 108,435
=====================================================================

NOTE 4
-----------------------------------------------------------------------------
SHAREHOLDERS' INVESTMENT:

     Each share of Class B common stock, all of which is held by Chris-Craft, entitles the holder to ten votes (Class A common stock entitles the holder to one vote per share), is convertible at all times into Class A common stock on a share-for-share basis, is not transferable except to specified persons and, in general, carries the same per share dividend and liquidation rights as Class A common stock, except that the Board of Directors may in its discretion declare greater cash dividends per share on the Class A common stock than on the Class B common stock.

     From 1990, when BHC became a public company, through December 31, 1998, BHC purchased 6,895,590 shares of its Class A common stock, including 226,503 from UTV in 1998, at an aggregate cost of $516,503,000. Chris-Craft's ownership interest in BHC during that period increased to 80% (representing 97.6% of BHC's voting power) from 60%. Since December 31, 1998, no additional shares were acquired by BHC. At December 31, 2000, 185,497 Class A common shares remained authorized for purchase.

     Capital transactions of subsidiary, as set forth in the accompanying Consolidated Statements of Cash Flows and Consolidated Statements of Shareholders' Investment, reflect purchases by UTV of its common shares totalling $0 in 2000, $828,000 in 1999 and $7,010,000 in 1998, proceeds to UTV of $3,049,000 in 2000, $4,849,000 in 1999 and $3,579,000 in 1998 from the exercise of stock options, and UTV dividend payments of $4,751,000 in 2000, $4,708,000 in 1999 and $4,688,000 in 1998, adjusted for intercompany eliminations and minority interest.

NOTE 5
-----------------------------------------------------------------------------
RETIREMENT PLANS:

     Chris-Craft and UTV maintain noncontributory defined benefit pension plans covering substantially all their employees. Benefits accrue annually based on compensation paid to participants each year. The funding policy is to contribute annually to the plans amounts sufficient to fund current service costs and to amortize any unfunded accrued liability over periods not to exceed 30 years. BHC pension expense, including amounts accrued in Chris-Craft and UTV nonqualified plans for retirement benefits in excess of statutory limitations, totalled $4,347,000 in 2000, $3,999,000 in 1999 and $3,888,000 in 1998.

     It is not practical to determine which assets of the Chris-Craft pension plan relate to BHC. The estimated funded status of the Chris-Craft and UTV plans in which BHC participates, including amounts accrued in the nonqualified plans, was as follows:

                                                    December 31,
(In Thousands)                                    2000         1999
---------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year       $   56,922   $   59,181
  Service cost                                     4,095        4,065
  Interest cost                                    4,687        3,931
  Actuarial loss/(gain)                           12,580       (7,825)
  Benefits paid                                   (1,939)      (2,430)
---------------------------------------------------------------------
Benefit obligation at end of year                 76,345       56,922
---------------------------------------------------------------------
Change in plan assets:
Fair value of plan assets at beginning of year    42,010       37,219
  Actual return on plan assets                       975        3,082
  Employer contributions                           5,381        4,139
  Benefits paid                                   (1,939)      (2,430)
---------------------------------------------------------------------
Fair value of plan assets at end of year          46,427       42,010
---------------------------------------------------------------------
Plan assets less than projected
 benefit obligation                              (29,918)     (14,912)
Unrecognized initial net asset                        16          (34)
Unrecognized prior service cost                      651          699
Unrecognized net actuarial loss (gain)             5,628       (9,308)
---------------------------------------------------------------------
Pension liability                             $  (23,623)  $  (23,555)
=====================================================================

     Assumptions used in accounting for pension plans for each year are as follows:

                                             2000      1999     1998
---------------------------------------------------------------------
Discount rate                               7.00%     7.50%     6.75%
Rate of increase in future
 compensation levels                        4.00%     4.00%     4.00%
Expected long-term rate of
 return on assets                           7.75%     7.75%     7.75%

     The accumulated benefit obligation, projected benefit obligation and fair value of plan assets for the above plans that had an accumulated benefit obligation in excess of the fair value of plan assets were $37,823,000, $47,410,000, and $20,437,000, respectively, at December 31, 2000, and
$10,456,000, $13,972,000, and $0, respectively, at December 31, 1999.

     The aggregate BHC expense of other retirement plans in which its employees participate, primarily stock purchase and profit sharing plans of Chris-Craft and UTV and related accruals in the nonqualified retirement plans mentioned above, totalled $5,155,000 in 2000, $10,959,000 in 1999 and $5,212,000 in 1998.

NOTE 6

-----------------------------------------------------------------------------
INCOME TAXES:

     Income taxes are provided in the accompanying Consolidated Statements of Income as follows:

                                         Year ended December 31,
(In Thousands)                      2000          1999         1998
---------------------------------------------------------------------
Current:
   Federal                     $   (8,800)   $   34,300    $   24,700
   State                            7,000         9,700         8,300
---------------------------------------------------------------------
                                   (1,800)       44,000        33,000
---------------------------------------------------------------------
Deferred:
   Federal                         (1,200)       (2,300)       (2,000)
   State                              300           200           500
---------------------------------------------------------------------
                                     (900)       (2,100)       (1,500)
=====================================================================
                               $   (2,700)   $   41,900    $   31,500
=====================================================================

     In December 2000, BHC and the Internal Revenue Service settled for $124.4 million, including $42.9 million in interest through December 31, 2000, BHC's previously denied claim for a refund for capital losses generated in 1993. In addition, BHC recorded a corresponding state tax refund of $9.6 million, including $800,000 of interest through December 31, 2000. The IRS paid BHC a total of $126.1 million, which was received on March 14, 2001.

     Differences between income taxes at the federal statutory income tax rate and total income taxes provided are as follows:

                                          Year ended December 31,
(In Thousands)                         2000        1999        1998
---------------------------------------------------------------------
Taxes at federal statutory rate     $  75,386   $  38,716   $  30,625
State income taxes, net                 4,746       6,435       5,720
Amortization of intangible assets       3,125       3,125       3,125
Realization of tax benefit            (86,300)     (6,500)     (8,500)
Other                                     343         124         530
---------------------------------------------------------------------
                                    $  (2,700)  $  41,900   $  31,500
=====================================================================

     Deferred tax assets and deferred tax liabilities reflect the tax effect of the following differences between financial statement carrying amounts and tax bases of assets and liabilities:

                                                    December 31,
(In Thousands)                                     2000        1999
---------------------------------------------------------------------
Accrued liabilities not deductible until paid   $  15,747   $  19,664
Film contract rights                                9,527       8,254
Investments                                         4,523        -
---------------------------------------------------------------------
     Deferred tax assets                           29,797      27,918
---------------------------------------------------------------------
Investments                                          -        (16,919)
Other intangibles                                  (5,134)     (3,324)
Property and equipment                             (2,147)     (2,158)
Receivable not yet taxable                        (15,298)       -
SFAS 115 adjustment                                (1,940)     (5,851)
---------------------------------------------------------------------
     Deferred tax liabilities                     (24,519)    (28,252)
---------------------------------------------------------------------
     Net deferred tax assets (liabilities)      $   5,278   $    (334)
=====================================================================

     During 1999, BHC became a member of the Chris-Craft affiliated group and, accordingly, is included in Chris-Craft's consolidated federal income tax return. Pursuant to the terms of a tax sharing agreement with Chris-Craft, BHC's federal income tax provision continues to be computed on a separate company basis. The related benefits or liabilities, which are ultimately realized through Chris-Craft, are included in the income tax accounts set forth in the accompanying Consolidated Balance Sheets. As of December 31, 2000, the federal obligation payable to Chris-Craft was approximately $1.3 million.

NOTE 7

-----------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES:

     The aggregate amount payable by BHC's television stations under contracts for programming not currently available for telecasting and, accordingly, not included in film contracts payable and the related contract rights in the accompanying Consolidated Balance Sheets totalled $280,000,000 at December 31, 2000 (including $104,000,000 applicable to UTV).

     At December 31, 2000, UTV remains obligated for possible future consideration relating to the purchase of WRBW of up to $25,000,000.

     In April 1999, a jury awarded damages totalling $7.3 million (approximately $8.8 million including legal fees and interest through March 2001) to a former WWOR employee who filed suit alleging discrimination by the station. The station and its counsel believe the award to be unjustified and have filed an appeal which is scheduled to be heard in late March 2001. It is not possible to reasonably estimate the amount, if any, which ultimately will be paid. Accordingly, no amount has been reserved in BHC's financial statements relating to this matter.

     Between August 14 and 21, 2000, various purported stockholders of BHC filed complaints in the Delaware Court of Chancery entitled Gissen v. BHC, et al., Civil Action No. 18209; Piven v. BHC, et al., Civil Action No. 18211; Voege v. Siegel, et al., Civil Action No. 18210; Stubbe v. BHC, et al., Civil Action No. 18217; and Rand v. BHC, et al., Civil Action No. 18229 (which collectively are referred to as the "BHC lawsuits"). During the same period, various purported stockholders of UTV filed complaints in the Delaware Court of Chancery entitled Pyenson v. UTV, et al., Civil Action No. 18222; Malamud v. UTV, et al., Civil Action No. 18218; and Rand v. UTV, et al., Civil Action No. 18235 (which collectively are referred to as the "UTV lawsuits" and, together with the BHC actions, as the "Delaware actions"). The Delaware actions assert claims against Chris-Craft, UTV, BHC, and some of their officers and directors, alleging, among other things, that Chris-Craft and/or BHC and/or UTV and the individual defendants breached their fiduciary duties to stockholders, and that certain defendants engaged in self-dealing, with respect to the News Corp. acquisitions by merger of BHC and/or UTV. The Delaware actions seek class action certification and injunctive relief against Chris-Craft, BHC and UTV or, in the alternative, to obtain rescission of the mergers or rescissory damages, and other relief.

     On September 25, 2000, the court entered an order of consolidation, consolidating the BHC lawsuits as In re BHC Communications, Inc. Shareholders Litigation, Civil Action No. 18209 and directing the plaintiffs to file a consolidated amended complaint. On October 2, 2000, the court entered an order of consolidation, consolidating the UTV lawsuits as In re United Television, Inc. Shareholders Litigation, Civil Action No. 18218 and directing that the complaint filed in Malamud v. UTV, Civil Action No. 18218, shall be deemed the operative complaint in the consolidated action.

     Chris-Craft, BHC and UTV believe that the Delaware actions are without merit and intend to defend them vigorously.

     BHC is a party to various pending legal proceedings arising in the ordinary course of business. In the opinion of management, after taking into account the opinion of counsel with respect thereto, the ultimate resolution of these matters will not have a material effect on BHC's consolidated financial position or results of operations.

NOTE 8
-----------------------------------------------------------------------------
RELATED PARTY TRANSACTIONS:


     Included in selling, general and administrative expenses are management fees BHC considered reasonable and paid Chris-Craft of $12,000,000 in 2000, 1999 and 1998, and management and directors' fees UTV paid Chris-Craft totalling $570,000 in each of the three years.

NOTE 9
-----------------------------------------------------------------------------
SEGMENT REPORTING:

     BHC has one reportable segment, its television business, which is reported in the consolidated financial statements. UPN, which was accounted for under the equity method, was also considered a reportable segment under SFAS 131. However, all required segment information is included in Note 2.

NOTE 10
-----------------------------------------------------------------------------
PROPOSED MERGER:

     As reported in BHC's Current Report on Form 8-K, dated August 23, 2000, Chris-Craft, BHC, and UTV have each agreed to be acquired by The News Corporation Limited ("News Corp.") for consideration consisting of cash and News Corp. preferred American depositary shares. Subject to limitations set forth in the respective merger agreements, Chris-Craft, BHC and UTV stockholders may elect to receive the consideration as all cash, all stock or a combination thereof. Consummation of each transaction is subject to stockholder approval, receipt of Federal Communications Commission and other regulatory approvals, and satisfaction of other customary conditions. Chris-Craft has agreed to vote its BHC stock in favor of the acquisition of BHC by News Corp., and BHC has agreed to vote its UTV stock in favor of the acquisition of UTV by News Corp. The parties anticipate that the transactions will be completed in the first half of 2001.

                            BHC COMMUNICATIONS, INC.
                   QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


(In Thousands of Dollars   First    Second      Third     Fourth
Except per Share Data)    Quarter   Quarter    Quarter    Quarter     Year
-----------------------------------------------------------------------------
Year Ended December 31, 2000

Operating revenues      $ 121,966  $ 132,299  $ 119,090  $ 132,149  $ 505,504
Operating income           29,801     33,026     23,245     32,704    118,776
Interest and other
 income                    20,571     26,302     18,513     66,924    132,310
Equity loss and other
 related to United
 Paramount Network        (35,696)      -          -          -       (35,696)
Income before income
  taxes and minority
  interest                 14,676     59,328     41,758     99,628    215,390
Net income                  4,436     27,108     19,254    145,797    196,595
Earnings per share -
   Basic                      .20       1.20        .86       6.48       8.73
   Diluted              $     .20  $    1.20  $     .85  $    6.48  $    8.73

Year Ended December 31, 1999
Operating revenues      $ 106,495  $ 118,369  $ 114,293  $ 130,190  $ 469,347
Operating income           20,231     30,026     25,611     26,288    102,156
Interest and other income  18,746     24,173     18,357     44,529    105,805
Equity loss and other
   related to United
   Paramount Network      (30,150)   (27,188)   (16,900)   (23,106)   (97,344)
Income before income
  taxes and minority
  interest                  8,827     27,011     27,068     47,711    110,617
Net income                  1,980     10,718     11,742     26,093     50,533
Earnings per share -
  Basic                       .09        .48        .52       1.16       2.24
  Diluted               $     .09  $     .47  $     .52  $    1.16  $    2.24